Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Particle Drilling Technologies, Inc. of our report dated December 14, 2005, except for Note 2 as to which the date is February 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies, Inc. as of September 30, 2005 and for the years ended September 30, 2005 and 2004, and for the period from June 9, 2003 (date of inception) to September 30, 2005, which appears in Form 10-K for the year ended September 30, 2006.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas

July 26, 2007